OPPENHEIMER SERIES FUND, INC.

                          ARTICLES SUPPLEMENTARY


     Oppenheimer Series Fund, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Charter of the Corporation, the Board of Directors has duly divided and reclassified 2,300,000,000 shares of the 3,000,000,000 authorized shares of the Common Stock of the Corporation, including the shares previously classified as Liquid Account, Government Securities Account and Income Account, into each of the series as set forth below:


                    Number of      Number of      Number of      Number
Series                   Class A Shares Class B Shares Class C Shares Class
Y Shares

Oppenheimer Disciplined  300,000,000         100,000,000
50,000,000          0
 Allocation Fund
Oppenheimer Disciplined  300,000,000         100,000,000
50,000,000          50,000,000
 Value Fund
Oppenheimer LifeSpan     300,000,000         100,000,000
50,000,000          0
 Growth Fund
Oppenheimer LifeSpan     300,000,000         100,000,000
50,000,000          0
 Balanced Fund
Oppenheimer LifeSpan     300,000,000         100,000,000
50,000,000          0
 Income Fund

     The remaining 700,000,000 shares of Common Stock are undesignated as to series or class.

SECOND: The terms of the Common Stock of each Class are as set forth in Article IV of the Articles of Amendment and Restatement of the Corporation as filed and accepted for record on February 2, 1995. Subsequent thereto, by Articles of Amendment dated March 18, 1996, and Articles Supplementary dated May 1, 1996, the Corporation amended its charter to adopt the current name and reclassified the existing shares of capital stock as described in the introductory paragraph of ARTICLE FIRST.

THIRD: These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation or the aggregate par value thereof.

FOURTH: These Articles Supplementary shall be effective as of 12:01 a.m. on December 16, 1996.

     IN WITNESS WHEREOF, Oppenheimer Series Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on November 15, 1996.

                                        OPPENHEIMER SERIES FUND,
INC.



By:  /s/ Robert G. Zack            By:  /s/ Andrew J. Donohue
     ---------------------                   ----------------------
-----
     Robert G. Zack                Andrew J. Donohue
     Assistant Secretary                Vice President

     THE UNDERSIGNED, Secretary of Oppenheimer Series Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                              /s/ Andrew J. Donohue
                              ____________________________
                              Andrew J. Donohue, Secretary






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